Exhibit 99.1
Name and address of each other reporting person:

Crestview Capital Partners, LLC
c/o Crestview Capital Funds
95 Revere Drive, Suite A
Northbrook, Illinois 60062

Designated Filer: Crestview Capital Master, LLC

Issuer & Ticker Symbol: Simtek Corporation (SMTK)

Date of Event Requiring Statement: 02/12/2008

Crestview Capital Partners, LLC

By: /s/ Daniel Warsh
Date: February 14, 2008